Points International Ltd. Reports 46% Year-Over-Year Growth in Business Metrics for September 2007

Company Continues Traction with Reseller Initiative

TORONTO, October 09, 2007, Points International Ltd. (TSX: PTS; OTCBB: PTSEF), the world's leading loyalty reward solutions provider and owner of the Points.com portal, today announced its business metrics for the month of September 2007. The Company reported a 46% year-over-year increase in overall points/miles transacted for the month of September, bringing cumulative points/miles transacted up 47% year-over-year to 31 billion.

"We posted strong September metrics, growing our Private Branded channels nearly fifty percent year-over-year, and remain the leading provider of loyalty solutions," said Rob MacLean, Chief Executive Officer of Points International. "Our reseller initiatives are showing strong traction in the market as we continue to leverage our key partnerships and build new relationships with the top loyalty program operators in the travel, hotel and retail industries."

Other September highlights include:

  Points/miles transacted by Private Branded Channels increased 49% year-over-year bringing cumulative points/miles transacted to 27.4 billion.

  Points/miles transacted by Points.com Channels grew 5% sequentially and 32% year-over-year to 118.5 million.

  Cumulative points/miles transacted reached 3.5 billion, a 63% increase year-over-year.

  The Company added more than 24,900 registered users during September, bringing cumulative registered users on Points.com to 1.8 million, a 25% year-over-year increase.

Points International Ltd.
Business Metrics

	Sep-07	Aug-07	Sep-07 vs. Aug-07	Sep-06	Sep-07 vs. Sep-06

TOTAL ALL CHANNELS

Points/Miles Transacted	855,116,220	862,215,085	-1%	584,462,367	46%
# of Points/Miles Transactions	94,495	91,055	4%	65,185	45%
Cumulative Points/Miles Transacted	30,991,852,634	30,136,736,414	3%	21,052,125,069	47%

PRIVATE BRANDED CHANNELS

Points/Miles Transacted	736,661,592	748,968,536	-2%	495,028,344	49%
# of Points/Miles Transactions	87,659	84,360	4%	58,713	49%
Cumulative Points/Miles Transacted	27,449,765,756	26,713,104,164	3%	18,882,875,319	45%

POINTS.COM CHANNELS

Points/Miles Transacted	118,454,628	113,246,549	5%	89,434,023	32%
# of Points/Miles Transactions	6,836	6,695	2%	6,472	6%
Cumulative Points/Miles Transacted	3,542,086,878	3,423,632,250	3%	2,169,249,750	63%
Cumulative Registered Users	1,762,429	1,737,490	1%	1,407,849	25%

Points International's monthly business metrics can be found on the Investor relations section of the Company's website at: http://www.points.com/static/corporate/investor_overview.html

About Points International Ltd.

Points International Ltd. is the owner and operator of Points.com, the world's leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world's leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group's Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and forward-looking information within the meaning of the "safe harbor" provisions of applicable Canadian provincial securities legislation (collectively "forward-looking statements"). These forward-looking statements relate to our objectives, strategic plans and business development goals and may also include other statements that are predictive in nature or that depend upon or refer to future events or conditions and can generally be identified by words such as "will", "may", "expects," "anticipates," "intends," "plans," "believes," "estimates" or similar expressions In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These statements are not historical facts but instead represent only the Company's expectations, estimates and projections regarding future events.

Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict. Undue reliance should not be placed on such statements. Certain material factors, assumptions or estimates are applied in making forward-looking statements. Known and unknown factors could cause actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially are referred to in the body of this news release and also include the risks and uncertainties discussed herein, the matters set forth under "Risks and Uncertainties" contained in the Company's Annual Information Form filed with applicable securities regulators and the factors detailed in the Company's other filings with applicable securities regulators, including the factors detailed in the Company's annual and interim financial statements and the notes thereto. Readers of this press release are cautioned that forward-looking statements are not guarantees of future performance.

The Company does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
Anthony Lam, CA, CFO	Alex Wellins or Brinlea Johnson
Points International Ltd.	The Blueshirt Group
(416) 596-6382	(415) 217-7722
anthony.lam@points.com	alex@blueshirtgroup.com